Exhibit 10.1

U.S. Notice of Terms
Non-Qualified Premium-Priced Stock Option
To:        David Calhoun
BEMSID:    «Employee_ID»
Grant Date:    February 16, 2022
As part of its executive compensation program, The Boeing Company (the “Company”) has granted you an option to purchase shares of the Company’s common stock (the “Option”) pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the provisions contained herein (this “Notice”). Capitalized terms not otherwise defined in this Notice shall have the meaning ascribed to them in the Plan. Your Option is subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms shall control. You are required to accept and acknowledge the terms and conditions of the Option within 45 days of the date this Notice is delivered to you, through the mechanism and procedures determined by the Company, as a condition to receiving the Option. The terms and conditions of the Option are as follows:
1.    Number of Shares Subject to Option. The Option gives you the right to purchase up to 102,360 shares of the Company’s common stock (the “Common Stock”) at the exercise price and on the terms set forth in this Notice.
2.    Exercise Price. The exercise price per share is initially established at $260.98, or 120% of the Fair Market Value of a share of the Company’s common stock on the Grant Date. For purposes of this Option, “Fair Market Value” means the average of the high and the low per share trading prices for Common Stock as reported by The Wall Street Journal on the applicable date, or by such other source as the Company deems reliable.
Notwithstanding the foregoing, the exercise price will decrease to $239.23, or 110% of the Fair Market Value of a share of the Company’s common stock on the Grant Date, upon certification by the Committee that the Company’s Total Shareholder Return (as defined in Exhibit A) for the period specified in Exhibit A exceeds the median Total Shareholder Return for the peer group of companies listed in Exhibit A. Any decrease in the exercise price pursuant to the Committee’s Total Shareholder Return certification as described in this Section 2 shall take effect on the first trading day of the month following the month in which the Committee issues its certification, contingent upon the Option remaining outstanding as to at least one share of the Company’s common stock on that date and solely with respect to any portion of the Option that remains outstanding and exercisable as of that date.
3.    Type of Option. The Option is granted as a non-qualified stock option. Non-qualified stock options are considered ordinary income when exercised and are taxed accordingly. The amount of ordinary income is the difference between the exercise price and the price on the date the Option or a portion of it is exercised.
4.    Vesting and Exercisability of Option. The Option will vest and become exercisable according the schedule set forth on “Appendix – Vesting Schedule” attached hereto (each such date on which vesting may occur, a “Vesting Date”), provided the Option has not otherwise expired. The Option is granted on the condition that you remain continuously employed by the Company or a Related Company from the Grant Date through the Vesting Date, and that you complete the Company’s 2022 Safety Management System Employee Awareness course no later than December 31, 2022 (or such other date as may be specified by the Company’s Chief Human Resources Officer in limited circumstances).
5.     Adjustment in Number of Shares Subject to Option. The number of shares subject to the Option will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of Common Stock, consolidation, spin-off or recapitalization of Common Stock, or any similar capital adjustment or the payment of any stock dividend.
6.    Impact of Certain Terminations.
6.1 In the event your employment is terminated prior to the Vesting Date by reason of retirement or layoff on or after attaining age 62 with at least one year of service, and provided (in the case of retirement) that you have given the Company sufficient advance notice of your retirement (i.e., at least 60 days), you will remain eligible to vest in your Option in accordance with Section 4 as though you had continued employment through the Vesting Date.
6.2 In the event your employment is terminated prior to the Vesting Date by reason of retirement on or after attaining age 55 with at least ten years of service or under conditions that satisfy the requirements for “retirement” under a defined benefit pension plan maintained by the Company or a Related Company in which you participate, or due to layoff (in each case, prior to attaining at least age 62 with at least one year of service), the number of shares subject to the Option will be prorated based on the number of full and partial calendar months you spent on the active payroll during the vesting period (beginning with the first full calendar month after the Grant Date).
6.3 In the event your employment is terminated prior to the Vesting Date by reason of death or disability, you will immediately vest in the Option. For purposes of this Award, “disability” means a disability entitling you to benefits under any long-term disability policy sponsored by the Company or a Related Company.
6.4 In the event your employment is terminated prior to the Vesting Date for any reason (including for cause and resignation prior to retirement eligibility) other than those reasons described above in this Section 6, the Option and all rights to exercise the Option will immediately be forfeited and canceled.
7.    Expiration of Vested Option. As long as you remain employed by the Company or a Related Company, your vested Option will expire after the tenth anniversary of the Grant Date.
7.1 If your employment with the Company terminates due to death, disability or layoff, your vested Option will expire at the earlier of five years from your termination date or ten years from the Grant Date.
7.2 If your employment with the Company terminates due to retirement, your vested Option will expire after the tenth anniversary of the Grant Date. “Retirement” for this purpose means retirement under the conditions that satisfy the requirements for “retirement” under a defined benefit pension plan maintained by the Company or a Related Company in which you participate. If you are an executive who is not eligible to participate in a defined benefit pension plan, “retirement” means termination of employment voluntarily by you, after you have attained either (i) age 55 with ten years of service, or (ii) age 62 with one year of service.
7.3 If your employment with the Company is involuntarily terminated for cause, your vested Option will expire upon your termination.
7.4 If your employment with the Company terminates for any reason other than those reasons described above in this Section 7, your vested Option will expire at the earlier of 90 days from your termination date or the tenth anniversary of the Grant Date.
8.    Method of Exercise.
8.1 You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of whole shares for which you are exercising the Option, and by completing such other documents and procedures as may be required by the Company for exercise of the Option. The notice must be accompanied by full payment of the exercise price for the number of shares you are purchasing. Except as may be prohibited by applicable law or the extent prohibited by Section 9, you may make this payment in any one or combination of the following:
(a)    check acceptable to the Company;
(b)    wire transfer;
(c)    tendering by attestation shares of Common Stock you already own that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;
(d)    delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any tax withholding obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or
(e)    any other method as the Committee may permit in its sole discretion.
8.2 It is your responsibility to be aware of your Option’s expiration date so that you may consider whether or not to exercise the Option before it expires. Notwithstanding the foregoing, if on the Option’s expiration date the closing price of one share of the Common Stock exceeds the per share Exercise Price, you have not exercised the Option and the Option has not expired, you will be deemed to have exercised the Option on such day with payment made by withholding the shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to you the number of shares for which the Option was deemed exercised, less the number of shares required to be withheld for the payment of the total purchase price and required withholding taxes. For the avoidance of doubt, this provision shall not apply to any Option that expires and immediately becomes unexercisable pursuant to Section 7.3.
9.     Restriction on Sale or Transfer of Shares Acquired Through Exercise. Notwithstanding anything herein to the contrary, to the extent you exercise all or a portion of this Option while still employed by the Company, you acknowledge and agree that you will not sell or transfer any shares of the Company’s common stock acquired through exercise of this Option until after your employment with the Company has terminated.

10.    Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, provincial, local or foreign withholding tax obligations that may arise in connection with such exercise.
11.    Transferability. The Option is not transferable except by will or by laws of descent and distribution and during your lifetime the Option may be exercised only by you, your guardian or your legal representative. The Plan permits exercise of the Option by the personal representative of your estate or the beneficiary thereof following your death. The Option may not be exercised for less than a reasonable number of shares at any one time, as determined by the Compensation Committee. You may designate a beneficiary who may exercise the Option after your death. To be valid, a beneficiary designation with respect to your Option must be properly submitted through the Stock Plan Administrator in accordance with the Stock Plan Administrator’s procedures. The current Stock Plan Administrator is Fidelity Stock Plan Services, LLC and certain of its affiliated entities.
12.    Clawback and Forfeiture Policy.
12.1 This Option and any proceeds resulting from the vesting of this Option are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time (the “Policy”). The Policy provides (among other things) that an Option may be subject to clawback and forfeiture (meaning that the Option or proceeds thereof must be promptly returned to the Company if already exercised, or that you will lose your entitlement to an Option if it has not yet been exercised) in the discretion of the Committee, if the Committee determines that you have (i) violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public; or (ii) engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom you had direct supervisory responsibility.
12.2 In addition, subject to applicable law, or except as may be otherwise provided in the Addendum, this Option and any proceeds resulting from the vesting or exercise of this Option are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the Vesting Date: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any aspect of Company business with which you were involved or about which you gained Company proprietary or confidential information; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in the future (including salary, bonuses, or share awards). Your acceptance of this Option shall constitute your acknowledgement and recognition that your compliance with this Section 12 is a condition for your receipt of this Option. For purposes of this Section 12, the Company shall include the Company and all Related Companies.
12.3 Nothing in this Section 12 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.
13.    Miscellaneous.
13.1 No Right to Continued Employment or Service. This Notice shall not confer upon you any right to continuation of employment by the Company or any Related Company nor shall this Notice interfere in any way with the Company’s or any Related Company’s right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company or a Related Company.
13.2 Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Option under the Plan is a one-time benefit and does not create any contractual or other right to receive other awards or benefits in lieu of awards in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award and the vesting provisions.
13.3 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.4 Section 409A. This Option is intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”), and shall be interpreted and construed consistently with such intent. If you are a Specified Employee (as defined by the Company for purposes of Section 409A) upon your separation from service (as defined under Section 409A), any payments that are subject to the requirements of Section 409A and payable upon such separation from service from shall be delayed until six months after the date of the separation from service, to the extent required under Section 409A.
13.5 Employee Data Privacy. By accepting this Option, you:
(a)consent to the collection, use and transfer, in electronic or other form, of any of your personal data that is necessary to facilitate the implementation, administration and management of the Option and the Plan;
(b)understand that the Company and your employer may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title and details of all awards or entitlement to the Common Stock granted to you under the Plan or otherwise (“Data”);
(c)understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the shares issued on exercise of the Option may be deposited, and that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country; and
(d)authorize the Company, its Related Companies and its agents to store and transmit the information in electronic form.
This notice is supplemental to the Boeing Employee Privacy Notice available here:
http://globalprivacyoffice.web.boeing.com/index.aspx?com=1&id=469.
13.6 Requirements of Law. The Option and exercise thereof shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
13.7 Addendum to Notice. Notwithstanding any provisions of this Notice to the contrary, the Option shall be subject to such special terms and conditions for the state in which you reside as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). In all circumstances, the Addendum shall constitute part of this Notice.
13.8 Governing Law. All questions concerning the construction, validity and interpretation of this Notice and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum. Any disputes regarding this Option or the Plan shall be brought only in the state or federal courts of the State of Delaware, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum.
13.9 Agreement to Terms of Plan, Notice and Addendum. By your acceptance of the Option as described above, you acknowledge that you have read and understand this Notice, the Addendum to this Notice, and the Plan, and you specifically accept and agree to the provisions contained therein.

Addendum to U.S. Notice of Terms
Non-Qualified Premium-Priced Stock Option
The following provisions shall modify Section 12 of the Notice for employees who reside in or are otherwise subject to the laws of California:
Clause (ii) of Section 12.2 shall not apply.
To the extent expressly required by the laws of the State of California, all questions concerning the construction, validity, and interpretation of Section 12 shall be governed and construed according to the laws of the State of California, without regard to the application of the conflicts of laws provisions thereof.
The following provisions shall modify Section 12 of the Notice for employees who reside in or are otherwise subject to the laws of Colorado or Massachusetts:
Clause (ii) of Section 12.2 shall not apply.
The following provisions shall modify Section 12.2 of the Notice for employees who reside in or are otherwise subject to the laws of South Carolina:
For purposes of this Section 12.2, “engage in competition” shall mean providing services to a competitor of the Company (whether as an employee, independent contractor, consulting, officer, or director) that are the same or similar in function or purpose to the services you provided to the Company during the two years prior to your termination of employment with the Company and with respect to which you gained Company proprietary or confidential information, in the State of South Carolina or any state or territory within the United States in which the Company conducts substantial business.
The following shall replace Section 12.2 of the Notice for employees who reside in or are otherwise subject to the laws of Washington:
In addition, this Option and any proceeds resulting from the vesting of this Option are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, during the Restricted Period: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly Engage in Competition; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use, or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in the future (including salary, bonuses, or share awards). Your acceptance of this Option shall constitute your acknowledgement and recognition that your compliance with this Section 12 is a condition for your receipt of this Option. For purposes of this Section 12, the Company shall include the Company and all Related Companies.
For purposes of this Section 12.2, “Restricted Period” shall mean, with respect to clauses (i), (iii), (iv), and (v) above, the period commencing on the date of the Option and ending on the second anniversary of the later of the Vesting Date or receipt of payment of the Option, and with respect to clause (ii) above, the period commencing on the date of the Option and ending eighteen months after the later of the Vesting Date or the receipt of payment of the Option. Notwithstanding anything herein to the contrary, clause (ii) shall not apply to you (x) following any termination of your employment by reason of layoff, or (y) during any year if you had annualized W-2 total earnings from the Company of $100,000 (or such dollar amount following adjustment for inflation as required by applicable Washington law) or less during the prior year, determined in accordance with applicable Washington law. For purposes of this Section 12.2, “Engage in Competition” shall mean providing services to a competitor of the Company (whether as an employee, independent contractor, consulting, officer, or director) that are the same or similar in function or purpose to the services you provided to the Company during the two years prior to your termination of employment with the Company and with respect to which you gained Company proprietary or confidential information, in the State of Washington or any state or territory within the United States in which the Company conducts substantial business.
All questions concerning the construction, validity, and interpretation of clause (ii) above shall be governed and construed according to the laws of the State of Washington, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the construction, validity and interpretation of clause (ii) above shall be brought only in the state or federal courts of the State of Washington.

Exhibit A
Determination of Total Shareholder Return
Definitions
Accumulated Shares means, for a given trading day, the sum of (a) one share and (b) the cumulative number of shares of the company’s common stock purchasable with dividends declared on the company’s common stock to that point since the start of the Opening Value Period, assuming same day reinvestment of such dividends at the closing price on the ex-dividend date.
Closing Value means the average Share Value over the Closing Value Period.
Closing Value Period means the 20 trading days immediately preceding the Vesting Date (or, in the event the Vesting Date occurs after the date of the Committee’s regular February meeting for the year in which the Vesting Date occurs, the date of the Committee’s regular February meeting).
Opening Value means the average Share Value over Opening Value Period.
Opening Value Period means the 20 trading days immediately preceding the Grant Date.
Share Value means, with respect to a given trading day, the closing price of the company’s common stock multiplied by the Accumulated Shares for such trading day. Each Peer Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange. For purposes of calculating Total Shareholder Return, the value on any given trading day of any Peer Company shares traded on a foreign exchange will be converted to U.S. dollars.
Total Shareholder Return means, for Boeing and each of the Peer Companies, the company’s total shareholder return, expressed as a percentage and rounded to the nearest two decimal places, which will be calculated by dividing (a) the Closing Value by (b) the Opening Value, and subtracting one from the quotient.
Peer Companies means the following companies:

3M	Ford	Microsoft
AT&T	General Dynamics	Northrop Grumman
Caterpillar	Honeywell	Procter & Gamble
Chevron	IBM	Raytheon Technologies
Cisco Systems	Intel	United Parcel Services
EADS (Airbus)	Johnson & Johnson	Verizon Communications
Exxon Mobil	Lockheed Martin

The Peer Companies may be changed as follows, subject to the discretion of the Committee:
•In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.
•In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.
•In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company or a “going private” transaction involving a Peer Company where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.
•In the event of a bankruptcy, liquidation or delisting of a Peer Company, such company shall remain a Peer Company but, for purposes of determining the median Total Shareholder Return for the Peer Companies, shall be ranked below all other Peer Companies not affected by this subsection.
•In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading.  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating Total Shareholder Return.

Acknowledgement and Acceptance:
I acknowledge that I have read and understand this Notice, the Addendum, and the Plan, and I accept and agree to the provisions contained therein.

Name:        ______________________________________________

Signature:    ______________________________________________

Date:        ______________________________________________

Appendix - Vesting Schedule

Vesting Date	Amount of Plan Award Vesting
02/16/2025	102,360